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                                                                    Exhibit 12.1

                          ESSEX PROPERTY TRUST, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                         (in thousands, except ratios)

                                                                                                             Essex Partners
                                                                       Essex Property Trust, Inc.              Properties
                                                               -------------------------------------------   ---------------
                                                                                               Period of        Period of
                                                               Year ended     Year ended     June 13, 1994   January 1, 1994
                                                               December 31,   December 31,   to December 31,   to June 30
                                                                  1996             1995          1994            1994
                                                               ------------   ------------   ---------------   --------------
Earnings:
 Income before provision for income taxes,
  extraordinary items and minority interest                      $14,970          $14,244        $4,397         $  332
 Interest expense                                                 11,442           10,928         4,304          5,924
 Amortization of deferred financing costs                            639            1,355           773             96
 Capitalized interest                                                115               92          0.00           0.00
                                                                 -------          -------        ------         ------
 Total earnings                                                  $27,166          $26,619        $9,474         $6,352
                                                                 -------          -------        ------         ------
Fixed charges:
 Interest expense                                                $11,442          $10,928        $4,304         $5,924
 Convertible preferred stock dividends                               635             0.00          0.00           0.00
 Amortization of deferred financing costs                            639            1,355           773             96
 Capitalized interest                                                115               92          0.00           0.00
                                                                 -------          -------        ------         ------
 Total fixed charges and preferred
  stock dividends                                                $12,831          $12,375        $5,077         $6,020
                                                                 -------          -------        ------         ------
Ratio of earnings to fixed charges
 (excluding preferred stock dividends)                              2.23            2.15          1.87           1.06
                                                                 =======          ======         =====          =====
Ratio of earnings to combined fixed
 charges and preferred dividends                                    2.12            2.15         1.87           1.06
                                                                 =======          ======         =====          =====
Fixed charges in excess on earnings                                    -               -            -              -
                                                                 =======          ======         =====          =====

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